COMPUTONE CORPORATION TO BECOME SYMBIAT, INC.
               CORPORATE NAME CHANGE REFLECTS CUTTING EDGE VISION

ATLANTA - June 19, 2002 - Computone Corporation (OTC BB: CMPT, www.computone.com) announced today that its forward thinking vision would soon be reflected in a new corporate identity named Symbiat, Inc. The company's common stock will trade under the new corporate brand with its respective ticker symbol. The official name change and corresponding ticker symbol will be announced upon proper regulatory notification and upon the effectuation with the Delaware Secretary of State. Symbiat, Inc. will be a cutting edge provider of products, services and outsourced solutions.

The name Symbiat was selected because it supports the heightened vision of the Company, as well as, representing the corporate culture of its wholly owned subsidiary, Multi-User Solutions, Ltd., (www.multiuser.com). Symbiat, pronounced symo bio at [sim be ot], is a derivative of symbiosis defined as a cooperative, mutually beneficial relationship between two people or groups; organizations working together for their mutual interest.

"Symbiat Inc. reflects the company's commitment to provide exceptional products, services and solutions with the highest level of customer care. The expansion by the company into new markets provides increased opportunities for the company with new, as well as, existing customers," said Leo Bebeau, president and chief executive officer of Computone Corporation. "We chose the name Symbiat after extensive research and planning. Through a combined effort, the newly named Symbiat was finalized. This change represents an important transformation and extension of our growth strategy."

With the completion of proposed transactions, both the parent company and its subsidiary will operate under the new name.